EXHIBIT 99
                          NATIONAL FUEL GAS COMPANY
                          -------------------------
                       CONSOLIDATED STATEMENT OF INCOME
                       --------------------------------
                                 (UNAUDITED)
                                 -----------

                                                    Twelve Months Ended
                                                         June 30,
                                                    -------------------
                                                    1996           1995
                                                    ----           ----
                                                   (Thousands of Dollars)
INCOME
Operating Revenues                               $1,171,974      $992,746
                                                 ----------      --------

Operating Expenses
   Purchased Gas                                    481,564       354,739
   Operation Expense                                268,518       265,489
   Maintenance                                       26,347        25,876
   Property, Franchise and Other Taxes               99,152        93,642
   Depreciation, Depletion and Amortization          90,273        72,511
   Income Taxes - Net                                54,792        49,080
                                                 ----------    ----------
                                                  1,020,646       861,337
                                                 ----------    ----------

Operating Income                                    151,328       131,409
Other Income                                          3,671         5,516
                                                 -----------   ----------
Income Before Interest Charges                      154,999       136,925
                                                 ----------    ----------

Interest Charges
   Interest on Long-Term Debt                        40,846        40,549
   Other Interest                                    15,725        12,506
                                                 ----------    ----------
                                                     56,571        53,055
                                                 ----------    ----------

Income Before Cumulative Effect                      98,428        83,870
Cumulative Effect of Change
 in Accounting                                            -          (589)
                                                 ----------    ----------

Net Income Available for Common Stock            $   98,428    $   83,281
                                                 ==========    ==========

Earnings Per Common Share
Income Before Cumulative Effect                       $2.62         $2.25
Cumulative Effect of Change
 in Accounting                                            -          (.02)
                                                      -----         -----

Net Income Available for Common Stock                 $2.62         $2.23
                                                      =====         =====

Weighted Average Common Shares Outstanding       37,524,074    37,348,237
                                                 ==========    ==========